 Exhibit 10.10

ROSENTHAL & ROSENTHAL, INC.
1370 BROADWAY
NEW YORK, NY 10018

February 16, 2010

Steven Madden, Ltd.
52-16 Barnett Ave.
Long Island City, NY 11104

Ladies and Gentlemen:

The collection agency agreement between us dated July 10, 2009 (the “Collection Agency Agreement”) is hereby amended by incorporating into such Collection Agency Agreement the following terms and provisions:

Effective as of the date hereof, the following terms and conditions will apply to your sales to Customers located outside of the United States (“Foreign Customers”). Each Receivable arising from a sale by you to a Foreign Customer is hereinafter referred to as a Foreign Receivable.

I.           You hereby sell and assign to us, making us absolute owner thereof all (i) of your now existing and hereafter created Foreign Receivables which you elect to assign to us; and (ii) Foreign Receivables arising from sales by you to a Foreign Customer which is a customer on a Foreign Receivable which you have assigned to us. Commission on Foreign Receivables shall be computed as hereinafter provided and shall be due and payable and chargeable to your account with us on the date such Foreign Receivable arises.

II.           The definition of the term “Order” in Section 14 of the Collection Agency Agreement shall be deleted and the following inserted in its place and stead.

“ “Order” shall mean any purchase order or equivalent document for the sale by you of goods or the rendition by you of services which could result in a Receivable or Foreign Receivable.”

III.           FCI Receivables

A. All Foreign Receivables arising from your sales to Customers for which there is a Credit Approval from us, based upon a credit approval issued to us by a Factor located outside of the United States which (i) is a member of Factors Chain International (“FCI”); or (ii) we, at our option, elect to contract with are hereinafter referred to as FCI Receivables. The factors described in subsection (i) and (ii) of this section III are hereinafter referred to as Import Factors. In order to provide for credit risk assumption on FCI Receivables, we enter interfactor agreements with Import Factors in accordance with the General Rules for International Factoring (“GRIF”) a copy of which is annexed hereto. Our Credit Approval under the Collection Agency Agreement as supplemented hereby, with respect to FCI Receivables, is in reliance upon credit approvals issued to us by the Import Factors (“Import Factor Approvals”). Import Factor Approvals and the subsequent assumption by Import Factors of credit risk on FCI Receivables is contingent upon your compliance with the terms and provisions of the GRIF.

B. 1. We shall receive commissions on FCI Receivables as set forth in Schedule A hereto. Such commissions are based upon maximum selling terms of 60 days and no more extended terms or additional dating shall be granted by you to any Foreign Customer without our prior written approval. When such approval is given by us, our charge with respect to any FCI Receivables covered thereby shall be increased by 0.50% for each additional 30 days or portion thereof of extended terms or additional dating.

 2. There will be a handling charge of $10 for each invoice evidencing an FCI Receivable.

 3. Each Import Factor shall be instructed to convert payments received by them in payment of FCI Receivables into U.S. dollars which shall then be remitted by the Import Factors to us for application to the Obligations.

 4. All cost and expense of currency conversions in connection with FCI Receivables and any loss resulting from currency fluctuations shall be borne by you.

                 5. Non-Approved Foreign Receivables will be (i) at your sole credit risk; and (ii) “last out” with respect to payment; that is, all payments made by any Foreign Customer on any outstanding Foreign Receivables shall be applied first to Approved Foreign Receivables and only after payment in full of all Approved Foreign Receivables will payment be applied to Non-Approved Foreign Receivables.

IV.           Insurance Backed Receivables

A. All Foreign Receivables for which there is a Credit Approval to you, other than FCI Receivables, are hereinafter referred to as Insurance Backed Receivables (“IB Receivables”). In the event that the IB Receivable remains unpaid solely because of the financial inability of the Customer obligated thereon to pay such IB Receivable, we will pay to you an amount not to exceed 80% of the amount due on such IB Receivable; provided, however, that our assumption of the credit risk with respect to IB Receivables only extends to the IB Receivables due from a Customer from whom the aggregate unpaid outstanding balance of all IB Receivables due from such Customer, on the date that we deem amounts due from such Customer to be uncollectible, is $5,000 or more.

B.  We shall receive a commission on all IB Receivables equal to (i) the commission on Receivables set forth in Section 6 of the Collection Agency Agreement; plus (ii) 2% of the gross invoice amount of all IB Receivables.

Except as hereinabove specifically set forth, the Collection Agency Agreement shall remain unmodified. In the event of a conflict between the terms of the Collection Agency Agreement and this amendment, the terms of this amendment will govern.

If the above sets forth our agreement, please sign your name by your duly authorized officer at the foot of this letter where indicated beneath the word “AGREED”.

Very truly yours,

ROSENTHAL & ROSENTHAL, INC.

By	/S/ J. Michael Stanley
J. Michael Stanley, Managing Director

AGREED:

STEVEN MADDEN, LTD.

By	/S/ Arvind Dharia
Name:	Arvind Dharia
Title:	CFO

SCHEDULE A

to Amendment to STEVEN MADDEN, LTD. Collection Agency Agreement

COMMISSION (ON GROSS AMOUNT OF RECEIVABLES)
FCI RECEIVBLES (EXCLUDING IB RECEIVABLES)

HSBC INVOICE FINANCE UK	UNITED KINGDOM

TERMS:	1.275% First 60 days:, plus
0.50% each 30 days thereafter

CURRENCY:	US Dollars